NeoPhotonics Provides Business Update Following Recent U.S. Department of Commerce Tightening of Restrictions on Huawei

•	Reaffirms third quarter 2020 outlook

•	Highlights broad growth from customers beyond Huawei

•	Targeting a return to profitability by the end of 2021, excluding Huawei

SAN JOSE, Calif. - August 31, 2020 - NeoPhotonics Corporation (NYSE: NPTN), a leading developer of silicon photonics and advanced hybrid photonic integrated circuit-based lasers, modules and subsystems for bandwidth-intensive, high speed communications networks, today provided a business update following the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) updated actions on August 17, 2020.
Recent actions by the BIS in the Department of Commerce (Commerce) have increased restrictions on Huawei and its affiliates on the Entity List related to items produced domestically and abroad that use U.S. technology or software and have imposed new license requirements for items subject to Commerce export control.  NeoPhotonics has closely evaluated these restrictions and currently targets achieving its third quarter outlook provided on August 4, 2020, with shipments to Huawei contributing approximately $40 million of revenue in the quarter. Beyond the third quarter, the Company is still assessing the full impact of the current BIS restrictions. Given the uncertainty, the Company will manage the business without relying on revenue contributions from Huawei.
“Despite the near-term revenue impact resulting from the recent BIS restrictions, demand for our products broadly remains strong, driven by expanding high speed capacities, hyper-scale data center interconnects, network edge provisioning for increased cloud service usage and remote working,” said Tim Jenks, Chairman and CEO of NeoPhotonics. “We remain excited about the growth prospects ahead of us. In particular, our highest speed over distance products for 400G and above applications continue to gain traction with leading network equipment manufacturers and are expected to represent more than 20% of total revenue in 2020, after only two years in the market. Of note, revenue from customers beyond Huawei is expected to grow 40-50% over the next year independent of potential customer share shifts. Coupled with the upcoming 400ZR and 400ZR+ high speed module opportunity which is expected to begin volume production in 2H 2021, the end market for these products, as defined by high speed ports, is forecasted to increase at an 80% five-year compounded annual growth rate through 2024,” continued Mr. Jenks.
“Beyond topline growth, we must also ensure our operations remain aligned with the demand outlook and pursue appropriate expense adjustments and structural actions to mitigate the impact of revenue declines. We are fortunate to have entered this period with both a strong financial position and a management team with a demonstrated track record of taking the necessary actions to navigate uncertain times. Through the continued growth of our existing product lines and the ability to pull operational levers as needed, we feel confident in our ability to return to profitability by the end of 2021 with a greater level of diversity across our customer base,” concluded Mr. Jenks.
Conference Call
The Company will host a conference call today, Monday, August 31, 2020 at 5:00 PM Eastern Time (2:00 PM Pacific Time). The call will be available, live, to interested parties by dialing 800-437-2398. For international callers, please dial 323-289-6576. The Conference ID number is 1963745. Please dial into the conference call 5-10 minutes prior to the scheduled start time.
A live webcast will be available in the Investor Relations section of NeoPhotonics’ website at: http://ir.neophotonics.com/phoenix.zhtml?c=236218&p=irol-calendar.
A replay of the webcast will be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.
About NeoPhotonics
NeoPhotonics is a leading developer and manufacturer of lasers and optoelectronic solutions that transmit, receive and switch high-speed digital optical signals for Cloud and hyper-scale data center internet content provider and telecom networks. The Company’s products enable cost-effective, high-speed over distance data transmission and efficient allocation of bandwidth in optical networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2015 certified engineering and manufacturing facilities in Silicon Valley (USA), Japan and China.  For additional information visit www.neophotonics.com.

Legal Notice Regarding Forward-Looking Statements
This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: future financial results, demand for the Company’s high-speed products, and the Company’s market position. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as the Company’s reliance on a small number of customers for a substantial portion of its revenues; market growth in key countries; potential impacts of the Covid-19 pandemic; reduction in or volatility of customer orders or delays in shipments of products to customers; governmental trade actions; possible disruptions in the supply chain or in demand for the Company’s products due to industry developments; the ability of the Company's vendors and subcontractors to supply or manufacture the Company's products in a timely manner; ability of the Company to meet customer demand; volatility in utilization of manufacturing operations and manufacturing costs; reductions in the Company’s rate of new design wins, and/or the rate at which design wins go into production, and the rate of customer acceptance of new product introductions; potential pricing pressure that may arise from changing supply or demand conditions in the industry; changes in demand for the Company's products including impact of excess industry capacities following the tighter restrictions on Huawei; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements and forecasts; the timely and successful development and market acceptance of new products and upgrades to existing products; the difficulty of predicting future cash needs; changes in economic and industry projections; and a decline in general conditions in the telecommunications equipment industry or the world economy generally. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. All forward-looking statements are made as of the date of this press release, and the Company disclaims any duty to update such statements.

©2020 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Contacts
NeoPhotonics Corporation
Beth Eby, Chief Financial Officer
+1-408-895-6086
ir@neophotonics.com

Sapphire Investor Relations, LLC
Erica Mannion, Investor Relations
+1-617-542-6180
ir@neophotonics.com

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